Exhibit 10.10

EMPLOYMENT AGREEMENT

PRIVATE & CONFIDENTIAL

June 11, 2010

Dear Mr. Angell Chang:

We are pleased to write to you on behalf of Lizhan Environmental Corporation (“Lizhan” or the “Company”), to confirm our offer to employ you with the Company. Set out below are the terms and conditions of your employment agreement (the “Agreement”).

TERMS AND CONDITIONS OF EMPLOYMENT

1	JOB TITLE AND DUTIES:

1.1	You will be employed by the Company as Chief Financial Officer and shall work for the Company in this capacity.

1.2
Your duties will be those assigned to you by the CEO and Chairman. In addition to the duties normally associated with your job title, you may from time to time be required to take on additional or other duties as necessary to meet the needs of the business; provided, however, that in changing your powers or duties at any time the Company shall not act unreasonably, taking into account your qualifications and experience.

1.3	Your duties will include responsibility for Lizhan’s operations, including but not limited to:

A.	Daily financial operation management
B.	Interface with capital market investors and intermediaries
C.	Preparing for the company IPO process

1.4	You will functionally report to the CEO and Chairman. The scope of your role may be increased based upon your performances review in 3-6 months.

1.5
You agree to comply with all reasonable requests and instructions from the Company and will faithfully serve the Company to the best of your ability. You shall use your best endeavours to promote, develop and extend the business of the Company and you shall not do or permit to be done anything that would cause the Company to suffer prejudice, loss or injury.

1.6	You will devote the whole of your time and attention to your duties during your working hours (as defined in Section 8 below).

2	START DATE AND CONTRACT DURATION

2.1
Your employment under this Agreement begins on a mutually agreed date between you and the Company but no later than July 1, 2010 (the “Start Date”) and shall continue for a contract term of 24 months, renewable upon expiration.

3	SALARY & INCOME TAX

3.1
As compensation for the services rendered by you, the Company will pay you a base salary of US$150,000 per annum. (If paid in RMB, the Company shall apply the median currency exchange rate for electronic wire transfer on the date of payment) The base salary will be paid monthly in arrears.   You will be responsible for paying your own income taxes.

3.2
The Company will issue or cause an existing stockholder of the Company to transfer 40,000 shares of common stock of the Company to you upon completion of the IPO and 50,000 shares at the end of each anniversary of your employment with the Company at zero cost. The share grant will be subject to standard anti-dilution terms, such as share split etc.

3.3	The Company will provide you transportation as well as a living quarter, which shall be a furnished two bedroom apartment, on site during your employment.

4	EXPENSES

4.1
You shall be reimbursed for all reasonable out of pocket expenses wholly, necessarily and exclusively incurred by you in carrying out your duties on the Company’s business in accordance with Company policy; provided, however, that such expenses must in each case be evidenced in the manner required and approved by the Company.

5	HOURS OF WORK

5.1
Your normal hours of work are from 8:00 am to 5 pm, Monday to Friday, with one hour break for lunch, save that you agree that you will vary your starting lime and finishing time or work such reasonable additional hours as are necessary to satisfactorily complete your duties and satisfy the business interests of the Company. You hereby agree and acknowledge that your salary level has been designed to compensate you adequately for such flexible scheduling. For the avoidance of doubt, you will not be eligible for any overtime payment.

6	HOLIDAYS, VACATION AND MEDICAL

6.1	The Company’s holiday year runs from 1st January to 31st December. If your employment ends part way through a holiday year, your holiday entitlement for that year will be assessed on a pro rata basis.

6.2	You are eligible to receive 20 days of paid annual leave per year besides the public holidays observed by the company.

63
Annual leave accrued but not taken will be forfeited. If you have taken vacation in excess of your entitlement, an appropriate deduction will be made from any final salary payment; unused vacation days for any calendar years shall not roll-over to the following calendar year. For these purposes, your employment is deemed to end on the last day actually worked and is not extended by any public holiday, unused vacation entitlement or payment in lieu of notice.

6.4	The Company will provide standard International medical insurance and benefits.

7	COMPANY PROCEDURES AND STANDARDS, CONDUCT, PUBLIC STATEMENTS

7.1
The Company may from time to time introduce day-to-day procedures and practices.   You must comply with the Company’s policies notified to you from time to time, in particular relating to use of PC equipment, passwords, the Internet and e-mail, and procedures for minimising the introduction of viruses or other bugs into the Company’s computer equipment or networks. Failure to comply may lead to disciplinary action including, where appropriate, dismissal.

7.2
As an employee, you are an ambassador of the Company and whilst on Company business you will not conduct yourself in an unprofessional or unethical manner or in a manner that may or may be likely to discredit the Company. Failure to abide by an appropriate standard of conduct in this regard may subject you to disciplinary action including, where appropriate, dismissal.

7.3	During or after the end of your employment you will not make any untrue or misleading statement about the Company or any of its/their officers or employees.

8	CONFIDENTIAL INFORMATION

8.1
For the purposes of this letter “Confidential Information” means any and all information which relates to the Company which has come or may come into your possession or control by virtue of your employment under this agreement, including, but not limited to, intellectual property, data, software, proprietary information, know-how, designs, and any other material bearing or incorporating any information relating to the Company and/or any client or customer of the Company to whom the Company owes a duty of confidentiality, and any and all information relating to the finances, business or future plans of Company disclosed to you at any time during the course of or by virtue of your employment.

8.2	During your employment or thereafter, you shall not at any time use or exploit except for the benefit of the Company or disclose to any third party any Confidential Information except:

(a)	with the express written consent of the CEO;
(b)	in compliance with an order of a court; or
(c)	where the Confidential Information is in the public domain.

8.3	You shall during your employment:

(a)	use all reasonable endeavours to prevent the unauthorised use or disclosure of any Confidential Information by any other officer, employee or contractor of the Company; and
(b)	be under an obligation promptly and fully to report to the Company any such unauthorised use or disclosure of any Confidential Information, which comes to your knowledge.

9	DATA PROCESSING

9.1
By signing this Agreement you consent to the Company Processing Personal Data and Sensitive Personal Data during your employment and, where reasonably necessary, to the transfer of such data to the Company based outside your basic area to which you have transferred or in respect of which you provide your services. Any such data, which is so transferred, shall continue to be handled in accordance with security measures and good practice to ensure no unauthorised or unlawful processing. Company acknowledges it will not misuse or abuse sensitive personal data, of any kind, and will comply with prevalent privacy protection law.

9.2	For the purposes of this Section 15, the following words and expressions shall have the following meanings:

“Personal Data” means any data, which relates to you, if you can be identified from that data and other information in the possession of the Company and includes any expression of opinion about you, and any indications of intention of the Company or a third party concerning you;

“Processing” means obtaining, recording or holding data and includes organising, adapting or altering data, using or consulting data, disclosing data by transmission or otherwise making the data available within the scope of the Data Protection Act or destroying the data; and

“Sensitive Personal Data” means information concerning your race, ethnic origin, political opinion, religious beliefs, trade union involvement or the commission or alleged commission by you of any offence and any proceedings relating to that offence.

10	DISCIPLINARY/GRIEVANCE

10.1
Should the Company be dissatisfied with your performance or conduct or if you are dissatisfied with any disciplinary decision it is the Company’s policy to follow the disciplinary procedure, which is in force at the relevant time. If you wish to seek redress for any grievance relating to your employment (other than relating to a disciplinary decision), then you should use the Company’s grievance procedure, which is in force at the relevant time. These procedures are policies only and are not contractual documents. They do not, therefore, give rise to any contractual entitlement on your part.

10.2
In order to investigate an allegation of misconduct or poor performance against you or to investigate a grievance, the CEO is entitled to suspend you on full pay for so long as the CEO deems to carry out a proper investigation and to hold, if appropriate, a disciplinary hearing/grievance meeting.

11	TERM AND TERMINATION OF EMPLOYMENT

11.1	The duration of the contract term is 24 months from Start Date, renewable at the end of the period.

11.2
The Company will not terminate your employment hereunder during the first 12 months of the contract term Without Cause. After the first 12 months, the Company may terminate your employment by delivering a 3 month written notice Without Cause. You will have the right, upon delivery of 3 months prior written notice to the CEO of the Company, to terminate your employment hereunder at any time prior to the expiration of the contract term Without Cause

11.3
The CEO Company may, upon the delivery of a prior 30 days written notice, terminate your employment prior to the expiration of the contract term for Cause, as defined below. For purposes of this agreement, “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absence from the Company or poor performance of assigned duties; (iii) a material and willful violation of any law; (iv) refusal or failure to act in accordance with any specific direction or order of the Company; (v) commission of any act of fraud with respect to the Company; (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board of Directors of the Company; or (vii) use of any Company premises or equipment for any purposes other than Company business.

11.4	On the termination of employment for whatever reason:

(a)
you shall deliver to the Company all original and photo-copied materials, equipment, documents and other property of any nature belonging to or relating to the business of the Company (including all keys, personal computers, books, discs) which are in your possession, custody or control at that time, and neither you nor any person on your behalf may retain copies of any such documents or other copy-able property;

(b)	you shall make every effort to mitigate any losses you may incur in connection with the termination of your employment.

11.5
The termination of this Agreement for whatever reason shall not operate to affect any provision which operates or has effect (or is expressed so to do) thereafter and shall be without prejudice to any other accrued rights or remedies of either of the parties to this Agreement.

11.6	After the termination of your employment, you shall not at any time or for any purpose use for your own benefit or to the detriment or intended or probable detriment of the Company:

(a)
the name of the Company in connection with your own business or the business of another; or use any other name or otherwise represent yourself in any way calculated or likely to suggest that you are or have been connected with the Company’s business; or

(b)	any information which you may have acquired in the course of or incidental to your employment concerning the Company and/or any of its/their customers or clients and/or its/their business affairs provided, however, that this restraint shall not prevent you from disclosing the name of the Company or any associated company with whom you have worked on a bona fide curriculum vitae.

11.7
In the event that the Company breaches the Section 11.2 of this Agreement and terminates your employment Without Cause, the Company will pay you: (i) within 30 days of your termination, in a lump-sum, any unpaid bonus awards, reimbursable expenses and benefits owing to you through the day on which your employment terminated. (ii) within 30 days of your termination, in a lump-sum, a severance payment in an amount equal to the unpaid base salary for 12 months.

11.8
In the event that the Company terminates your employment for Cause, or you voluntarily terminate your employment, the Company will pay you: within 30 days of your termination, in a lump-sum, any unpaid portion of your base salary proportional to the number of months you have served the Company for, any unpaid bonus awards, reimbursable expenses and benefits owing to you through the day on which your employment terminated.

11.9
The termination of this Agreement for whatever reason shall not operate to affect any provision which operates or has effect (or is expressed so to do) thereafter and shall be without prejudice to any other accrued rights or remedies of either of the parties to this Agreement.

12	SUBSEQUENT EMPLOYMENT

12.1
For a period of 3 months after the termination of your employment hereunder, you may not accept employment with any client or customer (excluding investors or investment banks) of the Company with whom you have had dealings within 12 months immediately preceding the of termination of your employment except with the prior written permission of the CEO. The CEO may refuse such agreement without being obliged to assign any reason for such refusal.

12.2
For a period of 24 months following termination, you may not solicit or entice away or offer employment to or endeavour to solicit or entice away or offer employment to any person who has, at any time during the period of 12 months immediately preceding your termination date, been an employee, officer or manager of the Company, whether or not such person would commit a breach of contract by reason of leaving the employment, office or service of the Company.

12.3
You shall not, for a period of 6 months after the termination of your employment hereunder, either on your own behalf or in conjunction with or on behalf of any person, firm or Company, carry on or be engaged, concerned or interested directly or indirectly in carrying on business in competition with any business of the Company at the time of such determination in any territory in which the Company carries on business at such time.

12.4
To the extent that the Company is required in any territory to compensate you for your undertakings under this Section 12, the Company may, at the termination of your employment, at its sole discretion, elect to pay you such minimum amount of compensation as required by the laws of such territory, to effectuate your undertakings within such territory.

13	OTHER TERMS

13.1
Without prejudice to any other provisions of this letter, you agree to disclose to the Company any of your non-Company business which may reasonably be in conflict with the business or activities of Company or such of its subsidiaries, holding or associated Companies, at the date hereof or in which you may subsequently become involved during the period of your employment by the Company, in reasonable detail to the satisfaction of the Company.

13.2
There are no terms relating to collective agreements. This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether oral or written between the Company and you relating to your employment and you acknowledge and warrant to the Company that you are not entering into this Agreement in reliance on any representation not expressly set forth in this Agreement.

13.3
The waiver by the Company of any breach of any term of this Agreement shall not prevent the subsequent enforcement by the Company of that term and shall not be deemed to be a waiver of any subsequent breach.

13.4
In the event that any provision shall be held invalid or otherwise unenforceable it is intention of the parties and it is hereby agreed that the balance of the Agreement shall be deemed to be severable there from and shall remain in full force and effect and that any provision which is held invalid or unenforceable as written shall nevertheless remain in full force and effect to the extent allowed by the Courts of HK SAR of PRC.

13.5
This Agreement and all other aspects of the Employee’s employment shall be governed by and construed in accordance with the laws of HK SAR of PRC and the courts of HK SAR of PRC shall be the proper venue with respect to any dispute between the Company and you.

14	INDEMNIFICATION AND INSURANCE

14.1	The Company will provide customary indemnification and director insurance typical of a Chinese company listed on US exchanges.

Lizhang Environmental Corporation

Name
Title:
2010.6.15

I read the contract and accept the offer of employment by signing below:

Name	ANGELL CHANG
Title:
Date:	6/15/10